Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-) pertaining to the 2021 Stock Incentive Plan of Bassett Furniture Industries, Incorporated of our reports dated January 21, 2021, with respect to the consolidated financial statements and schedule of Bassett Furniture Industries, Incorporated and Subsidiaries and the effectiveness of internal control over financial reporting of Bassett Furniture Industries, Incorporated and Subsidiaries included in its Annual Report (Form 10-K) for the year ended November 28, 2020, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Richmond, Virginia

March 10, 2021